Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Miranda Higham +44 (0) 207 782 6462
mhigham@newscorp.com

Nathaniel Brown + 1 (0) 212 852 7746
nbrown@newscorp.com

This press release does not constitute an offer of securities for sale or a solicitation of an offer to purchase securities in the United States. The shares of Sky Deutschland AG may not be offered or sold in the United States under the U.S. Securities Act of 1933, as amended, absent registration or an exemption from registration. No public offering of shares will be made in the United States.

News Corporation, Sky Deutschland AG and its new Bank

Syndicate reach agreement on financing measures

New York, January 14, 2013 – News Corporation today announced it has reached an agreement with Sky Deutschland AG (“Sky Deutschland”) and its new bank syndicate to support both a new financing structure and the issuance of €438 million of new equity.

The new bank financing, which will be guaranteed by News Corporation, will replace Sky Deutschland’s current bank debt facilities. Additionally, News Corporation will guarantee certain rights payments associated with Sky Deutschland’s Bundesliga broadcasting license and support the raising of additional funds of €438 million (which includes the outstanding €144 million of equity under the capital measures announced by Sky Deutschland on February 2, 2012) to support Sky Deutschland on the continuing execution of its strategy.

“We have always believed in Sky Deutschland’s ability to transform the pay TV experience in Germany and Austria and this new financing structure further validates that longstanding commitment,” said Chase Carey, President and Chief Operating Officer, News Corporation. “News Corporation’s continued investment underscores the value we see in Sky Deutschland and the significant market opportunities it faces, and reflects our confidence in its management team and their strategies for growth.”

Under the new financing structure, Sky Deutschland’s existing bank debt facilities will be repaid in full and be replaced by a new €300 million five-year bank credit facility. News Corporation has committed to provide a guarantee to Sky Deutschland’s lending banks and to act as guarantor to the German Football League (DFL) for Sky Deutschland’s new Bundesliga broadcasting license for the 2013/14 to 2016/17 seasons in an amount of up to 50 percent of the license fee per season. In addition, News Corporation has agreed to extend the maturity of existing shareholder loans of €106 million plus accrued interest.

The €438 million of new equity includes a private placement today of 77.9 million new registered shares in Sky Deutschland issued to News Corporation at a price of €4.46 per new share for an aggregate price of €347.4 million. On registration, News Corporation’s stake in Sky Deutschland will increase from 49.9 percent to 54.5 percent.

The remaining funds of €90.6 million to reach an aggregate of €438 million are expected to be raised by Sky Deutschland through a rights offering of new registered shares to be offered to Sky Deutschland shareholders. In order to ensure that the overall proceeds to Sky Deutschland amount to €438 million, News Corporation will provide a loan if the rights offering is not fully subscribed. News Corporation has committed to fully exercise its subscription rights, including those that will result from today’s private placement, and has the right to subscribe in whole or in part for any new shares that are not subscribed for by other Sky Deutschland shareholders.

As a result of this transaction Sky Deutschland will become a consolidated entity of News Corporation.

News Corporation’s commitments are subject to certain conditions, in particular but not limited to: the new credit facility is and remains in full force and effect, no material adverse change has occurred in the financial and business development of Sky Deutschland, and other customary conditions. News Corporation may waive the requirement to comply with individual conditions.

Deutsche Bank is acting as financial advisor to News Corporation in this transaction.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of September 30, 2012 of approximately US$60 billion and total annual revenues of approximately US$34 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

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